SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [  ]

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                                                 Commission Only (as
                                                 permitted by Rule
                                                 14a-6(e)(2))
[  ]  Definitive Proxy Statement
[X ]  Definitive Additional Materials
[  ]  Soliciting Material Under Rule 14a-12


                   Chicago Mercantile Exchange Holdings Inc.
                  ------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                  (Name of Person(s) Filing Proxy Statement,
                        if Other Than the Registrant)

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         The following communication, dated March 9, 2002, was previously distributed to owners of shares of Class B-2 common stock of Chicago Mercantile Exchange Holdings Inc. The communication was previously filed with the Securities and Exchange Commission on March 20, 2002 and is being refiled solely to correct a typographical error which appeared in the original filing:

[DRW TRADING GROUP LOGO]
DRW INVESTMENTS, LLC
311 SOUTH WACKER DRIVE, SUITE 900
CHICAGO, IL 60606 USA
T312.542.1000
F312.542.1084

March 9, 2002



Dear B-2 Shareholder:

         I am writing in support of Patrick Lynch's candidacy for the B-2 (IMM division) of the Chicago Mercantile Exchange's Board of Directors. As a liquidity provider in the Eurodollar quadrant, I have developed a strong respect for Pat's leadership. I am consistently impressed by his fair and honest interactions with all members of our trading community. As a Director, Pat demonstrates the ability to listen, ask diligent questions and respond accordingly to exchange members. Perhaps most striking is his consistency in advocating and promoting the right decision, regardless of the popular opinion. Without fail, Pat places the interests of the entire exchange membership ahead of any one individual or group. This unparalleled integrity drives my support of Pat as the clear candidate to help all of us achieve success as our exchange continues its transformation.

         As you well know, the exchange is experiencing significant change. As this evolution continues, we need to have insightful leadership to remain competitive. I am confident Pat will continue to be an integral and effective part of this leadership, enabling us, as members, to realize the benefits of opportunities to come.

         Moreover, Pat understands the strengths of our exchange, including its most prominent attribute: the ability to continuously provide liquidity. Pat has proven his ability to balance the difficult task of both protecting our current franchise and developing new ideas to enhance our strengths. Given his record, I am confident Pat will continue to represent all of our interests in a manner cognizant of the dynamics of the times.

         I am supporting Patrick Lynch as a candidate for the B-2 (IMM division) of the Chicago Mercantile Exchange's Board of Directors, and I encourage you to do so as well.

                                  Sincerely,


                                  /s/ Donald R. Wilson
                                  Donald R. Wilson, Jr.


                                    ******

On March 12, 2002, Chicago Mercantile Exchange Holdings Inc. filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 17, 2002. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceeding letter was prepared and distributed solely by its author. The views and opinions expressed therein are solely those of the author and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.